Exhibit 10(l)(9)

                     			   RESTATED LOAN AGREEMENT

	THIS RESTATED LOAN AGREEMENT is made and entered into as of this 21st day of December, 1993, by and between KOGER EQUITY, INC., a Florida corporation, for itself and as successor by merger to each of KOGER EQUITY OF SOUTH CAROLINA, INC., a South Carolina corporation, KOGER EQUITY OF GEORGIA, INC., a Georgia corporation, KOGER EQUITY OF NORTH CAROLINA, INC., a North Carolina corporation, KOGER EQUITY OF TENNESSEE, INC., a Tennessee corporation, KOGER EQUITY OF TEXAS, INC., a Texas corporation, and KOGER EQUITY OF OKLAHOMA, INC., an Oklahoma corporation whose mailing address is c/o 3986 Boulevard Center Drive, Suite 101, Jacksonville, Florida 32207, and NATIONSBANK OF FLORIDA, N.A., a national banking association, as successor to NCNB NATIONAL BANK OF FLORIDA, a national banking association, whose mailing address 750 South Orlando Avenue, Winter Park, Florida 32789. Defined terms used herein shall have the meaning set forth in Article I hereof unless otherwise defined herein.

                       			     R E C I T A L S:

	1. Each of the entities described hereinabove are parties to that certain Loan Agreement dated March 15, 1991, in connection with a loan in the original principal amount of $30,000,000.00 dated March 15, 1991, by Lender to the Borrower.

	2. The Loan has been modified and extended from time to time prior to the date hereof. Borrower has requested and Lender has consented to modify, renew, and extend the Loan on terms more particularly set forth in this Restated Loan Agreement.

	3. The Borrower, Lender and Guarantors wish to restate in its entirety the terms of the Original Loan Agreement between such parties dated March 15, 1991, and for that purpose have entered into this Restated Loan Agreement on the terms and conditions hereinafter set forth.

	NOW, THEREFORE, in consideration of Lender renewing and extending its loan to Borrower in the unpaid principal amount of TWENTY-SEVEN MILLION SIX HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($27,625,000.00), at the Interest Rate as evidenced by a renewal promissory note of even date herewith, pursuant to the Commitment by and between Borrower, Guarantors, and Lender dated October 13, 1993, as extended, and accepted by Borrower, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Borrower, Lender and Guarantor, hereby agree as follows:


                              				ARTICLE I.
                       			       DEFINITIONS

	The Recitals described hereinabove are incorporated herein and by this reference made a part of this Restated Loan Agreement. The following words and terms when used in this Restated Loan Agreement (unless the contents shall clearly indicate otherwise) shall have the following meanings:

	1. "Affiliate" means a person or entity (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower or any Subsidiary; (ii) which beneficially owns or holds 20 or more of any class of the outstanding voting stock of the Borrower; or (iii) more of the outstanding voting stock (or in the case of a person or entity which is not a corporation, 10 or more of the equity interest) of which is beneficially owned or held by the Borrower or any Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity whether through ownership of voting stock, by contract or otherwise.

	2. This definition has been intentionally deleted.

	3. "Appraisal" means the appraisal from time to time of any of the Parcels satisfying the requirements of Article IV 17 of this Restated Loan Agreement.

	4. "Borrower" means, collectively, Koger Equity, Inc., on its own behalf and as successor by merger to each of the following corporations, which were formerly its corporate subsidiaries, namely Koger Equity of South Carolina, Inc., a South Carolina corporation, Koger Equity of Georgia, Inc., a Georgia corporation, Koger Equity of North Carolina, Inc., a North Carolina corporation, and Koger Equity of Tennessee, Inc., a Tennessee corporation, and the Guarantors, and their successors and assigns. Each requirement of and reference to the Borrower set forth herein shall apply to Koger Equity, Inc., as constituted after the Statutory Mergers and the Reorganization Merger, including without limitation as successor by merger to each and all of the foregoing corporations, and the Guarantor, unless specifically provided herein to the contrary.

	5. "Commitment" means that certain Commitment To Modify and Extend Mortgage Loan by and between Borrower and Lender, dated October 13, 1993, and accepted by Borrower.

	6. "Consolidated Net Worth" means the depreciated book value of all assets properly appearing on the consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with generally accepted accounting principles, with no adjustments due to revaluation from and after the date of the Reorganization Merger (as hereinafter defined), less the sum of the following:

	(i)     Consolidated Total Liabilities;

	(ii) the amount at which any shares of stock of Borrower or any Subsidiary appear on the asset side of such consolidated balance sheet;

	(iii) advances to stockholders or Affiliates of the Borrower except those provided for under Affiliate Agreements;

	(iv) the book amount of good will and other items generally defined as an intangible asset pursuant to generally accepted accounting principles; and

	(v) all reserves other than contingency reserves not allocated for any particular purpose and not deducted from assets.

	7. "Consolidated Total Liabilities" means the aggregate amount of all liabilities which appear on the consolidated balance sheet of Borrower and its Subsidiaries prepared in accordance with generally accepted accounting principles from and after the date of the Reorganization Merger, including but not limited to capitalized lease obligations, all outstanding letters of credit for the benefit of the Borrower or any of its Subsidiaries, and negative goodwill of Borrower and its Subsidiaries.

	8. "Debt Service Coverage Ratio" means the ratio calculated in accordance with the following formula:

              			     Net Operating Income
	       Loan Constant x the Principal Amount of the Loan

	9. "Default Rate" means the interest rate in effect from time to time after an event of default as more particularly described in the Note.

	10. "Extension Agreements" means those certain Extension Agreements executed coincident herewith by Borrower and filed in each of the counties of each state where the Mortgages are recorded to give public notice of the renewal and extension of the Loan.

	11. "Fiscal Year" means the 12-month period of Borrower commencing on January 1 of each calendar year and ending on December 31 of each calendar year.

	12. "Free Cash Flow Ratio" means the ratio of the aggregate net operating income (after taxes applicable) of Borrower, plus depreciation, amortization, and any other on-cash charges, divided by the sum total of dividends, capital expenditures, tenant improvements, and regularly-scheduled principal payments. The numerator shall be increased by the cash balance obtained from Koger Properties, Inc., as of the date of the Reorganization Merger. For the purposes of this calculation, capital expenditures will be the greater of the actual amount incurred or $5,000,000.00 annually on a Fiscal Year basis after the Reorganization Merger. The ratio will be calculated on a cumulative basis starting as of January 1, 1992, allowing Borrower to use the accumulated cash to pay dividends if operations do not generate adequate cash flow to do so.

	13. "Guarantor" means, collectively, Koger Equity of Texas, Inc., a Texas corporation and Koger Equity of Oklahoma, Inc., an Oklahoma corporation, and their respective successors and assigns, including Borrower as successor by merger to each of such corporations. Each requirement of and reference to the Guarantor shall apply to Borrower as successor to both the foregoing corporations, equally, unless specifically provided herein to the contrary.

	14. "Guaranty" means that certain Unlimited, Unconditional and Continuing Guaranty dated March 15, 1991, executed by Koger Equity of Texas, Inc., a Texas corporation, and Koger Equity of Oklahoma, an Oklahoma corporation, as reaffirmed on January 28, 1993, and as further reaffirmed the date hereof.

	15. "Improvements" shall collectively refer to all of the improvements constructed on the Land.

	16. "Indebtedness" means with respect to any person or entity, all indebtedness of such person or entity for borrowed money, all indebtedness of such person or entity for the acquisition of property other than purchases of products and merchandise in the ordinary course of business, indebtedness secured by any Lien on the property of such person or entity whether or not such indebtedness is assumed, all liability of such person or entity by way of endorsements (other than for collection or deposit in the ordinary course of business); all guarantees of indebtedness of any other person or entity by such person or entity (excluding any guarantees made among the entities comprising the Borrower and Guarantor) (including any agreement, contingent or otherwise, to purchase any obligation representing such indebtedness or property constituting security therefor, or to advance or supply funds for such purpose or to maintain working capital or other balance sheet or income statement condition, or any other arrangement in substance effecting any of the foregoing); all leases and other items which in accordance with generally accepted accounting principles are classified as liabilities on a balance sheet; provided that in no event shall the term Indebtedness include capital stock of any Subsidiary, deferred income taxes, reserves for deferred income taxes and investment credits, other deferred credits and reserves, and deferred compensation obligations.

	17. "Interest Rate" is the rate of interest from time to time in effect as the "Interest Rate" defined more particularly in the Note.

	18. "Land" means, collectively, the various parcels of real property owned by Borrower, as successor by merger to each of Koger Equity of Texas, Inc., Roger Equity of Oklahoma, Inc., or Koger Equity of Georgia, Inc. and located in Texas, Oklahoma, and Georgia, respectively, as more particularly described in the Mortgage, as well as any Additional Property (as defined in Article VII.2 which may be provided by Borrower or Guarantor to Lender in accordance with the terms of Article VII.3. hereof.

	19. "Lender" or "Bank" means NationsBank of Florida, N.A., a national banking association, and successor to NCNB National Bank of Florida, a national bank association, organized and existing under the laws of the United States, having its principal place of business in Tampa, Florida, and its successors and assigns.

	20. "Liabilities" means all liabilities, obligations and Indebtedness of any and every kind and nature (including, without limitation, interest, charges, expenses, attorneys' fees and other sums chargeable to Borrower by Lender and future advances made to or for the benefit of Borrower), arising under, or pursuant to this Restated Loan Agreement, the Note, or any Loan Documents, whether heretofore, now, or thereafter owing, arising, due, or payable from Borrower to Lender and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed, or otherwise, including obligations of performance.

	21. "Lien" means any interest in property securing any obligation owed to, or a claim by, a person or entity other than the owner of the property, including without limitation security interests arising from a mortgage, deed of trust, deed to secure debt, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.

	22. "Loan" means that certain loan in the original principal amount of $30,000,000.00, as renewed this date in principal amount of $27,625,000.00, from the Lender to the Borrower as described in the Commitment.

	23. "Loan Constant" means at the Loan Closing and thereafter a rate equal to the seven (7) year U.S. Treasury Bond yield, plus two hundred (200) basis points, converted to a mortgage constant rate based on a twenty-five
(25) year amortization schedule.

	24. "Loan Documents" means this Restated Loan Agreement, the Commitment, the Note, the Mortgage, the Extension Agreements, the Guaranty and all other documents executed in connection with the Loan.

	25. "Loan Closing" means the consummation of the Loan renewal and extension transaction described in this Restated Loan Agreement.

	26. "Makers" means each of the original makers to the Original Note, namely, Koger Equity of North Carolina, Inc., a North Carolina corporation; Koger Equity of South Carolina, Inc., a South Carolina corporation; Koger Equity of Georgia, Inc., a Georgia corporation; Koger Equity of Tennessee, Inc., a Tennessee corporation; and Koger Equity, Inc., a Florida corporation.

	27. "Mortgages" means collectively, the deeds of trust, deeds to secure debt, and mortgages and security agreements and all renewals, extensions, and modifications thereof (including without limitation the Extension Agreements) with respect to the Land.

	28. "Net Operating Income" means the actual gross rental income of Borrower with respect to the Property, minus actual operating expenses with respect to the Property, as reasonably determined by the Lender.

	29. "Note" means that certain second renewal promissory note of even date herewith in the original principal amount of $27,625,000.00 executed by Borrower in favor of the Lender, in the form attached hereto as Exhibit "A".

	30. "Original Loan Agreement" means that certain Loan Agreement between Borrowers, Guarantors, and Lender dated March 15, 1991, setting forth the terms and conditions of the Loan, which has been restated hereby except to the extent incorporated herein by reference.

	31. "Original Loan Documents" means the Original Note, the Original Loan Agreement, and those certain instruments, documents, matters, and things described in Article II of the Original Loan Agreement, including without limitation the Mortgages, Assignments of Leases, UCC-1 Financing Statements, Additional Assignments, Assignments of Licenses and Permits, Anti-coercion Acknowledgments, and Hazardous Substance Certificate and Indemnification Agreement.

	32. "Original Note" means that original promissory note from Borrower to Lender dated March 15, 1991, in the original principal amount of $30,000,000, as modified and amended from time to time, and as renewed by that certain Renewal Promissory Note from Borrower to Lender dated January 25, 1993, but deemed effective January 15, 1992.

	33. "Option Period" means that additional two year period from which the Borrower may extend the Maturity Date of December 21, 1998, to December 21, 2000 pursuant to Article VII.4 of this Restated Loan Agreement, subject to the terms hereof.

	34. "Parcel" means each individual parcel of Land and the Improvements located thereon.

	35. "Principal Amount of Loan" means the outstanding unpaid principal balance of the Note on the date of execution thereof.

	36. "Property" means collectively, all of the Parcels.

	37. "Reorganization Merger" means the merger of Koger Properties, Inc., a Florida corporation, as debtor, into Borrower, as proposed jointly by Koger Properties, Inc., and Koger Equity, Inc., as then constituted in the Third Amended and Restated Disclosure Statement dated as of April 30, 1993, in Chapter 11 Case, Case No.: 91-12294-8PI (the "Bankruptcy Case") in the United States Bankruptcy Court, Middle District of Florida, Tampa Division (the "Proposed Plan of Reorganization for Koger Properties, Inc."), as confirmed by order dated December 8, 1993 in the Bankruptcy Case.

	38. "Restated Loan Agreement" means this Restated Loan Agreement.

	39. "Statutory Mergers" means the statutory merger of Koger Equity, Inc. with each of the other corporate entities which are Makers and Guarantor so that Borrower is the surviving corporate entity after giving effect to the statutory merger.

	40. "Subsidiary" or "Subsidiaries" means any corporation of which Borrower owns, directly or through a subsidiary, at the date of determination, more than 50% of the outstanding stock having voting power for the election of directors, irrespective of whether or not at such time stock of any other class or classes might have voting power by reason of the happening of any contingency.

	41. "Unencumbered Property" means the improved real property owned by Borrower not subject to any Lien set forth in Borrower's consolidated balance sheet delivered to Lender from time to time pursuant to this Restated Loan Agreement.

	42. "Unsecured Property to Unsecured Debt Ratio" means the ratio of
(i) the aggregate depreciated book value of the Unencumbered Property to (ii) Indebtedness of the Borrower not secured by any lien.

	All accounting terms not specifically defined in this Restated Loan Agreement shall have the meaning given to such term in accordance with generally accepted accounting principles ("GAAP").

                           				ARTICLE II.
	                    		      LOAN DOCUMENTS

	A. Documents to be Delivered At Closing. At the Loan Closing, Borrower shall execute and deliver, or cause to be executed and delivered to Lender Borrower's consent, acknowledgment and agreement as successor in interest of the other Makers and Guarantor, to the force and continuing binding effect, following the Statutory Merger, to the Original Loan Documents, and the following documents, all in a form satisfactory to the Lender:

		1. Note: The Note.

		2. Extension Agreements: The Extension Agreements.

		3. UCC-3 Financing Statements (Local and State): UCC-3 Financing Statements (local and state) reflecting and showing the name change effected by the Statutory Merger and covering all tangible and intangible personal property, fixtures and equipment placed or to be placed on or under the Property, and such other documents as will insure Lender a first perfected security interest in and to said personal property, fixtures and equipment.

		4. Anti-Coercion Acknowledgment: A written acknowledgment from Borrower (on a form to be provided by Lender) regarding the notice set forth in Article VIII 16 hereof.

		5. Corporate Borrowing Authority Documents: Corporate documents which evidence the necessary authorization for the actions to be taken by Borrower for itself and on behalf of the other Makers and each Guarantor in connection with the Commitment and the Loan. Appropriate documents shall include the articles of incorporation, the by-laws, a corporate borrowing resolution, an incumbency certificate, and a current certificates of good standing showing each of the Statutory Mergers to have occurred and Borrower to be qualified to do business, in each case for all appropriate jurisdictions.

		6. Attorney's Opinion: Written opinions, addressed to Lender, from Borrower's and Guarantor's attorneys, in the form attached hereto as Exhibit "B".

	B. Documents to be delivered Prior to Closing. Prior to the Loan Closing, Borrower for itself and on behalf of each of the Makers and each Guarantor, as appropriate, shall deliver, or cause to be delivered to Lender, the following documents, all in a form satisfactory to Lender:

		1. Mortgagee Title Insurance Binders and Policies. Mortgagee title insurance endorsements to existing title insurance policies provided pursuant to the Original Loan Agreement and new policies where required by law insuring in either case the Mortgages, as modified through the date of recording of the Extension Agreements as valid first liens on each Parcel constituting the Property subject only to exceptions as shall be approved in writing by Lender, issued by Ticor Title Insurance Company or Lawyers Title Insurance Company or other title insurance company satisfactory to Lender and in a form approved by Lender, including any reinsurance agreements received by Lender. The policies shall (a) provide coverage in the amount of the full value of each Parcel constituting the Property, but in no event shall the aggregate coverage of such policies be less than the principal amount of the Loan; (b) include a variable rate endorsement (Form T-33 in Texas as to Texas properties); (c) delete all "standard" exceptions except taxes for the current year, unless such taxes are due and payable; (d) list only those title exceptions acceptable to Lender; (e) include insurance of all appurtenant easements, and f) contain such "affirmative" coverage as may be obtainable and required by Lender, including, but not limited to, affirmative insurance over mechanic's liens. Specifically related to the foregoing as to (i) Parcels located in Texas, a T-38 endorsement(s) showing Lender's Mortgage on such properties to continue without interruption or intervening liens, encumbrances, or interests shall be satisfactory to Lender when accompanied by evidence satisfactory to Lender that ad valorem real property taxes are paid on a current basis and (ii) Parcels located in Oklahoma, a fully paid title insurance policy and tax certificate providing the same assurance as the Texas endorsement outlined above.

	2. Documents Already on Hand. As a result of the Original Loan Agreement, Lender has already on file those ancillary loan documents, matters, and things required by Article II B of the Original Loan Agreement. Borrower covenants and agrees to provide to Lender endorsements to all policies of flood insurance, liability insurance, permanent hazard insurance, and consequential loss insurance showing Borrower as the owner following the Statutory Merger.

	3. Additional Documentation/Miscellaneous. In addition to the documentation provided for elsewhere in this Restated Loan Agreement, the Borrower shall execute, at the Loan Closing, the following documents which shall be in a form acceptable to Lender: (i) Further Assurance Agreement,
(ii) Title Affidavits, (iii) an affidavit containing such certifications as to factual matters as may be required by Borrower's counsel to render the opinion equipped herein, and (iv) all other Loan documents that are customarily provided in loan transactions of this type.

	4. Post Closing Report Regarding Facilities For Handicapped: Borrower shall provide evidence at Closing that to the best of Borrower's knowledge and belief the various improvements at the various Parcels constituting the Property comply at Closing with all present legal requirements regarding access of facilities for handicapped or disabled persons, including without limitation, the Federal Architectural Barriers Act of 1988 (42 U.S.C. Section 4151, et seq., the Fair Housing Amendment Act of 1988 (42 U.S.C. Section 3601, et seq.), the American Disabilities Act of 1990 (42 U.S.C. Section 12101, et seq.), and the Rehabilitation Act of 1973 (26 U.S.C. Section 794) (collectively, the "Handicapped Facilities Acts"). Should any of the particular improvements at various of the Parcels constituting the Property fail to comply with the Handicapped Facilities Acts, then the Borrower at Closing shall execute an indemnification and hold harmless agreement by which the Borrower shall indemnify and hold harmless Lender from any claim, liability, loss, or damage, including without limitation, attorneys' fees and costs, related to or arising out of such facilities failing to be in compliance with the Handicapped Facilities Acts.

	5. Vacant Land. Within thirty (30) days following the date hereof (and thereafter during the term of this Restated Loan Agreement if Borrower shall acquire title to any vacant land), Borrower shall provide Lender with detailed information regarding such holdings of vacant land owned by the Borrower and all of its Subsidiaries, including, but not limited to (i) the size of such land; (ii) its location; (iii) the date acquired; (iv) any encumbrances, liens, and other similar information pertaining thereto.

                           				ARTICLE III.
		                    REPRESENTATIONS AND WARRANTIES

	As a material inducement to the Lender to renew the Loan, Borrower makes the following representations and warranties, which shall survive the execution and delivery of the Note:

	1. Validity of Loan Documents and Original Loan Documents. The Loan Documents are, and except as restated by the Loan Documents the Original Loan Documents continue to be, in all respects legal, valid and binding obligations of the Borrower, and/or Guarantor, as applicable, enforceable according to their terms and grant to Lender a direct, valid and enforceable first priority lien security interest in each Parcel of the Property, including all of the personalty located therein.

	2. Validity of Guaranty. Notwithstanding the facts that koger Equity, Inc. (i) was one of the joint and several Makers under the Original Note, and
(ii) is one of the Makers on the Note for itself and as successor by merger on behalf of each of the other original Makers, and (iii) is the successor by merger to each of the corporate entities constituting the Guarantor, the Borrower represents, warranties, and agrees that (a) the obligations evidenced by the Guaranty are not intended to be merged into the obligations evidenced by the Original Note as renewed by the Note, and (b) the Mortgages continue to be enforceable and as collateral security for the obligations which are secured thereby, including without limitation, the Guaranty and the Note.

	3. Priority of Lien on Personalty. No bill of sale, security agreement, financing statement or other title retention agreement (except those executed in favor of Lender) is in effect and valid or will be executed with respect to any personal property, equipment or fixtures or used in the operation or maintenance of the Improvements.

	4. Conflicting Transactions of Borrower or Guarantor. The consummation of the transactions hereby contemplated and the performance of Borrower's or Guarantor's obligations under and by virtue of the Loan Documents will not result in any breach, of, or constitute a default under any mortgage, security deed, deed of trust, lease, bank loan or credit agreement, corporate charter or by-laws, partnership agreement or joint venture agreement or other instrument to which Borrower or Guarantor is a party or by which it may be bound or affected.

	5. Pending Litigation. Except as disclosed in Borrower's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993, there are no actions, suits, assessments, or proceedings pending or, to the knowledge of Borrower and Guarantor, threatened against or affecting Borrower or Guarantor or the Property, or involving the validity or enforceability of any of the Loan Documents or the priority of the lien thereof, at law or in equity, or before or by any governmental authority, except actions, suits and proceedings which are fully covered by insurance and which, if adversely determined, would not substantially impair Borrower's or Guarantor's ability to perform each and every one of its obligations under and by virtue of the Loan Documents; and that to the Borrower's and Guarantor's knowledge, it is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority and that no event has occurred which, with the passage of time, would be deemed a default. Additionally, none of the Borrower or Guarantor, prior to or subsequent to the Statutory Merger, are parties to any pending litigation which challenges the authorization, validity, or enforceability of the Loan Documents or the Original Loan Documents or the authority of Borrower and the Guarantor following the Reorganization Merger to execute the Loan Documents necessary to effect the renewal of the Loan.

	6. Violations of Governmental Law, Ordinances or Regulations. Neither Borrower nor Guarantor have knowledge of any violations or notice of violations of any federal or state law or municipal ordinance or order or requirement of the counties or cities in which the Property is located or any municipal department or other governmental authority having jurisdiction affecting the Property, which violations in any way relate to or affect the Property.

	7. Compliance with Zoning Ordinances and Similar Laws. The Improvements and the current use of the Property comply with all governmental laws and regulations, and requirements, standards and regulations of appropriate supervising boards of fire underwriters and similar agencies.

	8. Availability of Utilities. All utility services necessary for the operation of the Improvements for their current use are available at the boundaries of the Land, including water supply, storm and sanitary sewer facilities, electric and telephone facilities.

	9. Condition of Premises. The Property is not now damaged or injured as a result of any fire, explosion, accident, flood or other casualty.

	10. Usury. The amounts received by Lender which are or which may be deemed to be interest hereunder or under any of the Loan Documents or otherwise in connection with the transactions herein contemplated constitute lawful interest and are not usurious or illegal under the laws of the States of Florida, Georgia, North Carolina, South Carolina, Tennessee, Texas or Oklahoma and no aspect of the transactions contemplated by this Restated Loan Agreement is or will be usurious.

	11. Encumbrances on Land. Other than the title exceptions noted in the mortgagee title insurance commitments, policies, and endorsements thereto insuring the Mortgage delivered to Lender pursuant to Article II B.l, Borrower and Guarantor have no knowledge of other encumbrances affecting title to the Land.

	12. Accuracy of Information. The Loan is based on the accuracy of Borrower's and Guarantor's representations and statements to Lender. To the Borrower's knowledge, neither this Restated Loan Agreement nor any documents, financial statements, credit information, certificate or statement required herein to be furnished or furnished by Borrower or Guarantor to Lender contains any untrue statement of a fact or omits to state a fact material to this Restated Loan Agreement or to Lender's decision to enter into this Restated Loan Agreement or to the transaction contemplated hereunder. Lender shall have the option to declare this Restated Loan Agreement to be breached if there shall have been any material misrepresentation, misstatement or any material error in any statement, document or other submission delivered to Lender. The Commitment is hereby incorporated herein by reference; but to the extent it conflicts with the Loan Documents, the Loan Documents shall govern.

	13. Set-offs. Borrower does not have any defenses or set-offs with respect to any monies disbursed or otherwise advanced or to be advanced by Lender to Borrower under the Note or this Restated Loan Agreement.

	14. Continuation and Investigation. The warranties and representations contained herein shall be and remain true and correct so long as any of Borrower's or Guarantor's obligations hereunder have not been satisfied, or so long as part of the Loan shall remain outstanding. All representations, warranties, covenants and agreements of Borrower and Guarantor made herein or in any certificate or other document delivered to Lender by or on behalf of Borrower or Guarantor pursuant to or in connection with this Restated Loan Agreement (or the Original Loan Agreement) shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf, and shall survive the making of any or all of the disbursements contemplated by the Original Loan Agreement and the renewal of the Loan by this Restated Loan Agreement.

	15. Financial Information Disclosure. The financial information furnished by Borrower and Guarantor to Lender in connection with its application to renew the Loan and in the financial statements submitted to Lender is complete and accurate in all material respects and neither Borrower or any of the Subsidiaries, or Guarantor have any undisclosed direct or contingent liabilities.

	16. Organization of Borrower and Guarantor.

		(a) Following the Statutory Merger and Reorganization Merger, Borrower is a corporation duly organized, existing and in good standing under the laws of its state of incorporation, is duly qualified as a foreign corporation, in good standing, in the states in which it does business, and has all requisite corporate power and authority to own its respective properties and assets and to carry on the respective business in which it is engaged, and the obtaining and performance of the Loan have been duly authorized by all necessary action of its board of directors under applicable law, and do not and will not (i) violate any provision of law or any of any organizational or other organic documents of Borrower, or (ii) result in a breach of, constitute a default under, require any consent under, or result in the creation of any lien, charge, or encumbrance (other than as contemplated by this Restated Loan Agreement or the Loan Documents) upon any property of Borrower, pursuant to any instrument, order, or other agreement to which Borrower is a party or by which Borrower any of its officers as such, or any of its property is bound.

		(b) Each of the Subsidiaries is a wholly owned subsidiary of Borrower.

	17. Disclosure of Encumbrances. There are no judgments, liens, encumbrances, or other security interests outstanding against Borrower or Guarantor with respect to the Property.

	18. Office Buildings.

		(a) Occupied Buildings. The Improvements on each of the Parcels include completed office buildings.

		(b) Occupancy Rate. The Improvements located on the Property have an average 88% occupancy rate, calculated over a continuous twelve (12) month period ended September 30, 1993, pursuant to fully performing leases as of the date hereof.

	19. Additional Representations. With respect to the Property:

		(a) All requisite approvals, consents, permits, licenses of the local, county, regional, state and federal governmental agencies which have jurisdiction over, and regulations related to, the construction and operation of the Property have been obtained or are available.

		(b) All public utilities, including water, sanitary and storm sewer, electrical and telephone service, are available to the Property in such capacities as are sufficient for the use and operation of the Improvements. There are no sewer and water hookup, water extraction, electrical or other utility moratoriums currently in effect or, pending, threatened, or imminent with respect to the Property. Other than normal use charges, there are no expenses in connection with the use of such utilities including without limitation contributions in aid of construction or construction of lift stations, force mains or additional lines, and there is no future obligation to hook-up to any utility plants. Pedestrian and vehicular access are available to and from the Property and comply with all legal requirements for the Property.

                            				 ARTICLE IV.
             		     COVENANTS OF BORROWER AND GUARANTOR

	Borrower hereby covenants and agrees with the Lender as follows:

	1. Restated Loan Agreement. To duly and punctually perform, observe and comply with all of the terms, provisions, conditions, covenants and agreements of Borrower and Guarantor, as applicable to be performed, observed and complied with hereunder under the Loan Documents, and Original Loan Documents, except to the extent inconsistent with the Loan Documents, and any other documents and instruments delivered by Borrower and Guarantor to Lender in connection with the Loan. Neither Borrower nor Guarantor will suffer or permit any default or Event of Default to exist hereunder or thereunder. Borrower and Guarantor will promptly give notice in writing to Lender (a) of the occurrence of any material litigation or proceedings affecting Borrower or Guarantor which is not covered by insurance, (b) of the occurrence of any litigation or proceeding which may affect Borrower or Guarantor in an amount in excess of $1,000,000.00 whether or not Borrower's or Guarantor's liability, if any, is covered by insurance, and/or (c) of any dispute between Borrower or Guarantor and any governmental or regulatory body or any other party which dispute may materially interfere with Borrower's or Guarantor's normal operations of the Improvements; provided, however, that neither Borrower nor Guarantor shall not be required to give Lender written notice of any personal injury litigation.

	2. Gap. There are no matters pending against Borrower, Guarantor, or any Parcel of the Property which could result in a change in the status of the title to the Property in the period of time between the effective date of the commitments for, or endorsements to, mortgagee title insurance delivered to Lender pursuant to Article II B.1. and the recording of the Extension Agreements (the "Gap"). Borrower and Guarantor covenant that they shall not commit any act or permit any act to be committed that might result in an adverse change in the status of the title to each Parcel of the Property during the Gap, and Borrower and Guarantor shall indemnify Lender from any losses, costs and expenses (including reasonable attorneys' fees) suffered as a result of a change in the status of the title to the Property during the Gap.

	3. Licenses and Permits. To reserve and keep in force all licenses, permits, and franchises necessary for the proper conduct of its business and duly pay and discharge all taxes, assessments, and governmental charges upon Borrower or Guarantor or against the Property before the date on which penalties attach thereto, unless and to the extent only that the same shall be contested in good faith and by appropriate proceedings.

	4. Requirements of Borrower. To provide the following to Lender at the times indicated:

		(a) Quarterly Consolidated and Consolidating Balance Sheets. As soon as practicable, in any event within forty-five (45) days after the end of each of the first three quarterly periods of each Fiscal Year, deliver or cause to be delivered to Lender a consolidated and consolidating balance sheet of Borrower and is Subsidiaries as at the last day of such quarterly period and related consolidated and consolidating statements of earnings, stockholders' equity and cash flows for such quarterly period and cumulative Fiscal Year to date for Borrower and its Subsidiaries, setting forth each case comparative form figures for the corresponding period in the preceding Fiscal Year, all in reasonable detail and certified by an authorized officer of Borrower as true and correct and to have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject to changes resulting from normal recurring year-end adjustments. Lender acknowledges and Borrower agrees that delivery of the following to Lender on a quarterly basis will satisfy the foregoing requirements of this subparagraph:
(1) the current Form 10-Q for the first three (3) quarters of the Fiscal Year for Borrower as filed with the Securities and Exchange Commission, accompanied by Borrower's consolidated and consolidating financial statements, as appropriate, and (2) a certificate of a duly authorized officer of Borrower containing computations demonstrating compliance with Article IV, Sections 13
(a), (b), (c), (d), (e), (f), (h), (i), and (p). In addition, Borrower shall submit with such interim financial reports a statement showing income and expenses for the prior calendar quarter and for the fiscal year calendar to date, contingent liabilities; detailed cash flow statements for each of the Parcels constituting the Property; and any supporting schedules or documentation which Lender may require. Detailed cash flow statements shall include, as applicable: the project name; location; percentage of the Borrowers' ownership interest; leasing status; net operating income; current loan balance; debt service; source of any operating deficit; amount of and beneficiary of any cash distributions; and the amount of cash flow projections for the next fiscal year (twelve month period) for each project and/or entity shall be submitted. Such statements also shall include, but shall not be limited to, the following, together with any other things as may be required by Lender: rent schedules showing tenants' names, occupied tenant space, lease terms, rents (including free rent, rent concessions, and tenant inducements), vacant space, proposed rents, and expenses, and any other things as may be required by Lender. Additionally, within thirty (30) days of Lender's request, Borrower shall provide as to its other properties (or portions thereof) not constituting part of the collateral Property the same type of information required in this subparagraph.

		(b) Year End Audited Financial Statements. As soon as practicable and in any event no later than April 30th after the end of each Fiscal Year, deliver to Lender an audited balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year in consolidated and consolidating form, and related statements of earnings, stockholders' equity and cash flows for such Fiscal Year in consolidated and consolidating form, setting forth in each case comparative form figures for the corresponding period in the preceding Fiscal Year, which financial statements shall not materially differ from the financial statements as at such Fiscal Year end and for such Fiscal Year then ended previously delivered to Lender, all in reasonable detail and satisfactory in scope to Lender and certified by and containing an unqualified opinion without exception of a nationally recognized firm of independent certified public accountants, together with copies of any management letters issued by such accountants in connection with such audit. Lender acknowledges and Borrower agrees that delivery of the following to Lender will satisfy the requirements of this subparagraph: (l) the current Form 10-K for any Borrower and its Subsidiaries as filed with the Securities and Exchange Commission accompanied by Borrower's consolidated and consolidating financial statements, as appropriate, and (2) a certificate of a duly authorized officer of Borrower containing computations demonstrating compliance with Article IV, Sections 13(a), (b), (c), (d), (e), f), (h), (i), and (p).

		(c) Officer's Certificate of Performance. Together with each delivery of those items required by Article IV Section 4(a) and 4 (b) above, Borrower shall deliver to Lender an officer's certificate of a duly authorized officer of Borrower setting forth: (i) to the best of such officer's knowledge, Borrower has kept, observed, performed and fulfilled each and every agreement binding on and contained in this Restated Loan Agreement and is not at that time in default of the keeping, observance, performance or fulfillment of any of the terms, provisions and conditions hereof, and (ii) that no default under any of the Loan Documents has occurred, or specifying all such defaults of which they may have knowledge and the nature of any remedial action the Borrower proposes to take with respect thereto.

		(d) Additional Financial Data. With reasonable promptness, deliver such additional financial or other data as Lender may reasonably request.

	5. Disclosure of Financial Statements. Borrower and Guarantor authorize Lender to deliver a copy of any financial statements or any other information relating to the business, operations or financial condition of Borrower and Guarantor which may be furnished to it or come to its attention pursuant to the Commitment or this Restated Loan Agreement or otherwise, to any regulatory body or agency having jurisdiction over Lender or to any person or entity which shall have the right or obligation to succeed to all or any part of Lender's interest in the Note or the Loan Documents.

	6. Leases, Renewals and Additional Leases. With respect to each lease or renewal of the Property, or any portion or Parcel thereof, to be entered into subsequent to Loan Closing, Borrower or Guarantor will submit certified copies of each lease and renewal to Lender within fifteen (15) days after receipt thereof by Borrower and Guarantor. If, in the sole opinion of Lender, any such lease or renewal results in the Property having less than the Debt Service Coverage Ratio then required by Article IV 12, or results in an aggregate value of the Property, of less than one hundred thirty three percent (133.33%) of the then outstanding principal amount of the Loan, then Lender may, at its option, require Borrower, at its expense, to obtain new appraisals of the Property consistent with Lender's requirements from time to time of such Parcel. The Borrower, upon five (5) days written notice from Lender after receipt of the appraisals, shall either (i) reduce the outstanding aggregate principal balance of the Note, or (ii) provide Additional Property to secure the Note so that, in either event, the aggregate value of the Property is equal to at least one hundred thirty-three and 33/100 percent (133.33%) of the then outstanding aggregate principal amount of the Note, and the Property has at least the Debt Service Coverage Ratio required by Article IV 12. No grace period shall be allowed with respect to Borrower's and Guarantor's compliance with the requirements of this paragraph. The submission and encumbrance of additional collateral to Lender pursuant to this subparagraph shall not give rise to a default under Article IV, Section 13(f) below.

	7. Insurance. So long as the Loan is outstanding, Borrower and Guarantor shall maintain insurance of the kinds, covering the risks, and in the amounts required by Article II B.4. of the Original Loan Agreement.

Borrower or Guarantor shall submit to Lender satisfactory evidence that all insurance premiums have been paid. Further, each insurance policy provided to Lender by the Borrower or Guarantor shall be written by Liberty Mutual Insurance Company or another insurer having not less than "A-XII" Best's Rating according to the most current edition of Best's Key Rating Guide, and shall name Lender as an additional insured. The address for notices to Lender shall be set forth in each policy as follows: 750 S. Orlando Avenue, Winter Park, Florida 32789-4895, Attention: Loan Administration Section, The Real Estate Bank. Borrower or Guarantor will also exhibit or deliver such policies of insurance to Lender upon request by Lender and provide appropriate loss payable or mortgagee clauses in the insurance policies in favor of Lender, as its interest may appear, when requested by Lender. With respect to the Property only, Lender shall have the right to settle and compromise any and all casualty or loss claims under any policy required to be maintained by Borrower or Guarantor hereunder and Borrower and Guarantor hereby appoints Lender as their attorney-in-fact, with power to demand, receive, and receipt for all monies payable thereunder, to execute in the name of Borrower or Guarantor or Lender or both any proof of loss, notice, draft, or other instruments in connection with such policies or any loss thereunder and generally to do and perform any and all acts as Borrower or Guarantor by for this appointment, might or could perform.

	8. UCC - Financing Statements. Upon request by Lender, Borrower and Guarantor shall execute and deliver to Lender financing statements in form and substance satisfactory to Lender to perfect or continue any and all security interests of Lender in any part of the Property.

	9. Audit and Examination of Books and Records. Borrower and Guarantor shall permit any representative or agent of Lender to examine and audit any or all of Borrower's and Guarantor's books and records with respect to the Property when requested by Lender.

	10. Environmental Assessment. Lender may, at its option, require the Borrower no more frequently than every twelve (12) months to submit evidence in the form of an environmental assessment report or updated assessment conforming to Lender's guidance document of any of the Property, prepared by an engineer or other environmental consultant reasonably satisfactory to Lender, at Borrower's expense, setting out whether or not any of the Property is located within any area designated as a hazardous substance site by any federal, state or other governmental authority and whether or not any hazardous or toxic wastes or other materials regulated, controlled or prohibited by any federal, state or local environmental laws, including but not limited to asbestos, are located on any of the Property or in the Improvements located thereon. Lender reserves the right to declare the Loan in default if it determines that the Land or Improvements are contaminated with any hazardous or toxic materials. Any such environmental assessment shall be provided to Lender within ninety (90) days of receipt of a written request from Lender.

	11. Occupancy Rate. During the term of this Loan, the Borrower and Guarantor will use their best efforts to maintain at all times an average occupancy rate of at least ninety percent (90%) pursuant to fully performing leases for the Property.

	12. Debt Service Coverage. The Property must maintain over a continuous twelve (12) month periods at all times during the first three years of the Loan Term, at least 1.15:1 Debt Service Coverage Ratio and thereafter at least 1.25:1 Debt Service Coverage Ratio. If Lender determines that the Property shall at any time fail to meet the requirements hereof then Lender may, at its option, in accordance with Article VII 3, hereof, require that Borrower, upon five (5) business days written notice from Lender, either (i) reduce the then outstanding aggregate principal balance of the Note, or (ii) provide Additional Property to secure the Note so that, in either event, and the Property has at least the Debt Service Coverage Ratios herein required. No grace period shall be allowed with respect to Borrower's compliance with the requirements of this paragraph. The submission and encumbrance of additional collateral to Lender pursuant to this subparagraph shall not give rise to a default under Article IV, Section 13(f) below.

	13. Financial Covenants. The borrower must comply at all times with the following financial covenants unless Lender, in its sole and absolute discretion, waives or excuses compliance therewith in writing:

		(a) At no time during the term of the Loan may Borrower's Consolidated Total Liabilities relative to Borrower's Consolidated Net Worth, exceed the following maximum ratios for the following periods of the Loan term:
(i) 1.5:1 for years 1-3, inclusive; (ii) 1.25:1 for years 4 and 5 inclusive; and (iii) 1.0:1 during the Option Period, if same is exercised. Notwithstanding anything herein to the contrary, if the Public Offering is completed, the ratio of Borrower's Consolidated Total Liabilities to Borrower's Consolidated Net Worth cannot exceed 1.0:1.

		(b) Borrower, at all times during the term of the Loan (including the Option Period, if applicable), must maintain at least ninety percent (90%) of the Consolidated Net Worth of Borrower, as of, and after giving effect to, the Reorganization Merger, with a minimum Consolidated Net Worth of $220,000,000. Such minimum Consolidated Net Worth requirement shall be subject to increase by an amount equal to the net proceeds received by Borrower from any Public Offering.

		(c) Borrower, at all times during the term of the Loan (including the Option Period, if applicable), must maintain a "Free Cash Flow Ratio" of at least 1.00:1, calculated over a continuous twelve (12) month period.

		(d) In addition to all other payments of principal required by the Note and this Restated Loan Agreement, Borrower shall pay to all appropriate parties, including Lender, the Equity Proceeds Allocation, as hereinafter defined, derived from any public equity offering by Borrower (the "Public Offering") following the Reorganization Merger and at any time during the term of the Loan, and the Option Period, if applicable (but not the issue of securities pursuant to the Reorganization Merger), All such Equity Proceeds Allocation received by Lender shall be applied as a reduction of the Loan balance due at the Loan Maturity Date and without interruption or reduction of scheduled payments of principal.

	Equity Proceeds Allocation. Equity Proceeds Allocation means, with respect to any Public Offering of the Borrower after the date hereof, the following allocation of net proceeds from all such offerings in the aggregate:

	A. The first $50,000,000 of such net proceeds will be applied as follows:

		(i) the first $10,000,000 to pay the indebtedness of Borrower to Lender incurred prior to the Reorganization Merger; and

		(ii) the next $40,000,000 will be applied:

			(a) first, pro rata to pay (1) negative Amortization under Section 2.3 of the option B Restructured Notes, (2) negative Amortization Adjustment under Section 3.3 of the Option B Restructured Notes,
(3) the Option A Junior Restructured Notes, t4) the Option C Equity Share,
(5) the Tax Notes and (6) the Lender Tax Notes (all amounts in this clause
(A) are referred to collectively as "Second Tier Obligations"); and

			(b) next, pro rata to pay all outstanding secured debt of the Borrower.

	B. 50% of such net proceeds in excess of $50,000,000 (the "Lender Excess Share") shall be applied as follows:

		(i) first, an amount equal to 15% of the Lender Excess Share to pay the indebtedness of Borrower to Barnett Bank of Jacksonville, N.A. incurred prior to the Reorganization Merger;

		(ii) second, an amount equal to 7 1/2% of the Lender Excess Share to pay the indebtedness of Borrower to First Union National Bank of Florida incurred prior to the Reorganization Merger;

		(iii) third, an amount equal to 15% of the Lender Excess Share to pay, pro rata, any outstanding indebtedness of the Borrower to insurance company lenders; and

		(iv) fourth, the balance of the Lender Excess Share to pay, pro rata, all secured indebtedness of the Borrower.

	C. 50% of such net proceeds in excess of $50,000,000 (the "Koger Equity Excess Share") shall be retained by the Borrower for its business purposes, including the repayment indebtedness; provided, however, that until the Second Tier Obligations have been paid in full, the Borrower shall not apply any of the Koger Equity Excess Share to pay principal of the Option A Senior Restructured Notes or of the Option B Restructured Notes (other than accrued interest added to principal as Negative Amortization under Section 2.3 of the Option B Restructured Notes) except to the extent required by the terms of the Option A Senior Restructured Notes and the Option B Restructured Notes as in effect on the date hereof. Each defined term utilized in this definition of "Equity Proceeds Allocation" and not otherwise defined herein shall have the same meaning as set forth in the Proposed Plan of Reorganization for Koger Properties, Inc.

	Notwithstanding the foregoing provisions:

	I. No secured lender shall be entitled to receive any payment provided above unless such lender has waived any prepayment penalty and yield maintenance provisions with respect to such payment, and

	II. Each of The Prudential Insurance Company of America and The Travelers Insurance Company shall be entitled to apply any payment provided above to such obligations of the Borrower to such holder as such holder shall, in its sole and absolute discretion, determine by providing written notice of such determination to the Borrower within ten (10) days after receipt of such payment.

		(e) Borrower shall not incur over the term of the Loan (including the Option Period, if applicable) any obligations for borrowed money debt, which when taken singularly or when aggregated increases the then existing aggregate debt of the Borrower by more than $5,000,000. Such $5,000,000 debt amount may be borrowed, paid, reborrowed, and repaid from time to time over the term of this Loan, including the option Period. Refinancing existing debt following the Reorganization Merger is acceptable provided that the principal amount of such debt shall not exceed the then outstanding principal balance of the loan refinanced thereby.

		(f) Borrower may alter debt and mortgage encumbrances between Parcels; however, Borrower must at all times retain at least $30,000,000 in net realizable value in unencumbered improved real properties.

		(g) Dividends paid by Borrower may not exceed 95% of the annual net income of Borrower per GAAP prepared financial statements on a cumulative basis; provided, however, that depreciation and amortization shall be calculated on a tax basis; provided, however, that the Borrower, subject to the continued limitation imposed by paragraph IV, 13(c) relating to the Free Cash Flow Ratio, shall be entitled to pay additional dividends beyond the foregoing limitation in amounts, but not in excess of the amounts, necessary from time to time to maintain its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended from time to time (the "Additional Dividends"). No such Additional Dividends shall be paid unless Borrower has delivered to Lender in satisfactory form in writing. (i) an opinion from Borrower's tax counsel with a nationally recognized law firm, or
(ii) a certificate from a nationally reorganized accounting firm that the Additional Dividends must be paid to retain real estate investment trust status. Borrower will provide a Borrower's Certificate within 45 days of the end of every fiscal quarter certifying the following: (i) the amount of
depreciation and amortization on a taxable basis is $       ; (ii) therefore,
the taxable net income $            ; (iii) the total dollar amount of
dividends paid is $         ); and (iv) resulting in a ratio of dividends to
REIT taxable net income (expressed as a percent)         %.

		(h) In addition to the Loan covenants required during the Loan Term (and Option Period, if applicable), the Borrower shall provide Lender evidence that (i) $575,000 per calendar year for the first three calendar years of the Loan, and (ii) $300,000 per calendar year for the remaining term of the Loan (including the Option Period) is spent or contracted to be spent on capital improvements on the Property (exclusive of costs to bring the buildings into compliance with the requirements of the Americans With Disability Act). Capital improvement minimum expenditures will be measured on a cumulative basis. Any amount not spent toward the required cumulative capital expenditure in any given calendar year shall be paid within thirty (30) days after the end of any such calendar year as an additional principal reduction without postponement, interruption, or application to any other principal payment obligation.

		(i) In addition to the provisions of Article IV, Section 12, and Article IV, Section 13 (a) through (h) above inclusive, except to the extent inconsistent therewith, commencing three years from the date hereof and thereafter, the following requirements must be met by the Borrower:

	(1) The Debt Service Coverage Ratio calculated on the portfolio of Property must exceed 1.25:1 over a continuous twelve (12) month period.

	(2) The principal balance of the Loan must be reduced by either (a) $5,000,000 (less the amount of regularly scheduled principal payments then received by Lender calculated over the first three
	    (3) year period of the Note) if funds are not raised by the Public Offering, or (b) $10,000,000 regardless of the amount of regularly scheduled amortization then received by Lender [as required by
	    Article IV, Section 13(d) hereof] if funds are raised in the Public Offering. Any such payment shall be applied to the reduction of the principal balance of the Loan due at the Maturity Date, as extended by the Option Period, if applicable, and without interruption or reduction of scheduled payments of principal. Neither of the aforesaid principal reductions shall require Lender to release any collateral.

		(j) Borrower and Guarantor shall permit any person or entity designated by Lender which constitutes its employee, agent or representative to visit and inspect any of the properties (including the Property), corporate books and financial reports of the borrower and to discuss its affairs, finances and accounts with its principal officers, all at such times and as often as Lender may reasonably request; provided, however, that except to the extent set forth in Article IV 5 hereof, Lender shall treat all information received by it as confidential.

		(k) Borrower and Guarantor shall conform to and duly observe all laws, regulations and other valid requirements of any regulatory authority with respect to the conduct of its business.

		(l) Borrower shall cause any Subsidiary to do with respect to itself, its business and its assets each of the things required of the Borrower pursuant to the Commitment or this Restated Loan Agreement.

		(m) Upon any officer of the Borrower obtaining knowledge of an Event of Default under Article V of this Restated Loan Agreement or under any Loan Document, Borrower or Guarantor shall cause such officer promptly to deliver to Lender a certificate as to the nature thereof, the period of existence thereof, and whatever remedial action the Borrower proposes to take or has taken with respect thereto.

		(n) Upon any officer of the Borrower or Guarantor obtaining knowledge of any material litigation, dispute or proceedings being instituted or threatened against Borrower, or any attachment, levy, execution or other process being instituted against any material or material amount of assets (either individually or in the aggregate) of Borrower or Guarantor, Borrower or Guarantor shall cause such officer promptly to give Lender written notice of such litigation, dispute, proceeding, levy, execution or other process.

		(o) Borrower shall use its best efforts to comply with all of the requirements of ERISA applicable to it and furnish to Lender a statement of the principal financial officer of Borrower describing in reasonable detail any Reportable Event (as defined in ERISA).

		(p) Borrower shall maintain an Unsecured Property to Unsecured Debt Ratio of not less than 2.0 at all times.

		(q) Borrower and Guarantor agree that all indebtedness of either Guarantor to any Borrower existing as of the date of the Statutory Merger has been merged, extinguished, and paid in its entirety.

	14. Ownership and Control: There shall be no change in the ownership of any wholly owned Subsidiary of Borrower unless Lender, in its sole and absolute discretion, has given its prior written approval provided, however, that the Borrower may merge or consolidate a Subsidiary with a Subsidiary, and/or a Subsidiary with Borrower if, in Lender's reasonable opinion, at the time of such merger or consolidation both entities to be merged or consolidated have positive net worths exclusive of the debt of Borrower. Lender shall utilize the definition of "Consolidated Net Worth", set forth in Article I 6, on a non-consolidation basis, to make such determination. For purposes of this paragraph 14, Lender consents to (i) the transfer by Borrower to Southeast Properties, Inc., a wholly owned Subsidiary of Borrower, of Borrower's rights, title, and interest in The Koger Partnership, Ltd. ("TKP"), and (ii) to the subsequent transfer by Southeast Properties, Inc. of its right, title, and interest in TKP, provided, however, the resulting effects of any such transfer shall be in compliance with the other terms, conditions and financial covenants of the Restated Loan Agreement.

	15. Subordinate Financing and Transfer. There shall be no subordinate financing of the personal or real property securing the Loan and no sale or transfer of ownership of the Property, or any portion thereof, unless Lender, in its sole and absolute discretion, has given its prior written approval.

	16. Further Reorganization. Subsequent to the Reorganization Merger and Statutory Merger, Borrower shall not be a party to any further merger, consolidation, or acquisition without Lender's prior written consent.

	17. Further Appraisals and Compliance. Borrower shall provide to Lender then current appraisals on June 1, 1994, and on the third anniversary thereof on the Property. Borrower shall cooperate fully with the appraisal process, including, but not limited to, allowing reasonable entry upon and into the Property. If at any time the Borrower is in non-compliance in any Loan financial covenant set forth herein related to the Property, then new Appraisals may be required at Lender's option, and the cost of such Appraisals shall be paid by Borrower. Such Appraisals shall be prepared in accordance with written instructions from Lender and shall be prepared by a professional appraiser approved in writing by Lender who is a member of the American Institute of Real Estate Appraisers, and is certified and appropriately licensed by the State in which the Parcel is located and shall be in narrative form and shall conform to the Uniform Standards of Professional Appraisal Practice established by the Appraisal Foundation and the minimum standards adopted by the Office of the Comptroller of the Currency. Further, the Appraisals shall be subject to review and reasonable adjustment by Lender's Real Estate Appraisal Department which shall establish the final Lender valuation of each Parcel.

	18. Preparation of Market Summaries. Borrower shall deliver to Lender every six months during the Loan Term a market summary prepared by the property managers or leasing agents of Borrower for each Parcel encumbered by the Loan Documents, discussing current factors impacting the Parcel in question, including performance of competitive properties, absorption, and rates and changes in supply of competitive space.

	19. Title Policy Endorsements. When requested by Lender during the Loan term, Borrower shall provide an endorsement to Lender's title policies which reflects that (a) the real estate taxes for any of the Property have been paid; (b) no new title matters have appeared of record to which Lender has not consented; and (c) no liens, encumbrances, or lis pendens have been filed against any of the Property.

                            				  ARTICLE V.
                            				   DEFAULTS

	An "Event of Default" shall be deemed to have occurred hereunder if any of the following occur:

	1. Default Under Promissory Note. Borrower fails to make any principal or interest payment required in the Note or any other payment required thereunder or pursuant to this Restated Loan Agreement or other Loan Document.


	2. Default Under Loan Documents. Any default or Event of Default occurs under this Restated Loan Agreement, the Guaranty, or any of the Loan Documents or default occurs pursuant to the terms of any other indebtedness or obligation now or hereafter existing between Borrower and Lender or any other lender or creditor of borrower and Borrower has not cured or is not diligently pursuing the cure of any such default within fifteen (15) days after notice of such default from Lender or such other lender or creditor; provided, however, that this provision shall not be construed as granting a grace period with respect to other events of default set forth in this Restated Loan Agreement or any of the Loan Documents.

	3. Breach of Warranty. Any representations, warranties or covenants made or agreed to be made in this Restated Loan Agreement or in any other Loan Document, heretofore, concurrently or hereafter executed, shall be breached by Borrower or Guarantor or shall prove misleading.

	4. Filing of Liens Against the Property. Any lien for labor, material, taxes or otherwise shall be filed against the Property and not be removed within thirty (30) days after Borrower receives notice thereof.

	5. This paragraph 5 has been intentionally deleted.

	6. Levy Upon the Premises. A levy is made upon or a receiver is appointed for all or any portion of the Property.

	7. Bankruptcy or Insolvency of Borrower. The Borrower or Guarantor files a voluntary petition in bankruptcy for adjudication as a bankrupt or insolvent, or files any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law or regulation, relating to bankruptcy, insolvency or other relief for debtors, or the Borrower's or Guarantor's seeking or consenting to or acquiescing in the appointment of any trustee, receiver or liquidator of the Borrower or Guarantor or of all of the rents, revenues, issues, earnings, profits or income thereof, or the making of any general assignment for the benefit of creditors, or Borrower's or Guarantor's written admission of its inability to pay its debts generally as they become due.

	8. Timely Discharge of Bankruptcy or Insolvency. The Borrower or Guarantor fails to timely answer or to discharge within sixty (60) days of filing a petition filed against the Borrower or Guarantor seeking any reorganization, arrangement, composition, readjustment, liquidation or dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or the appointment of any trustee, receiver or liquidator of the Borrower or Guarantor or of all or any substantial part of the Property or of any or all of the rents, revenues, issues, earnings, profits or income thereof without Borrower's or Guarantor's consent or acquiescence.

	9. Assignment for Benefit of Creditors. Borrower or Guarantor shall make a general assignment for the benefit of its creditors.

	10. Transfer of Premises. Borrower or Guarantor shall without Lender's prior written consent, which consent may be arbitrarily withheld, whether voluntarily or by operation of law, sell, transfer, convey or further encumber all or any part of its interest in the Property or in any of the improvements located thereon or used or intended to be used in connection therewith, excepting only transfers due to involuntary condemnation which (i) do not materially affect the use of the Property for its intended purposes hereunder or (ii) for which Borrower or Guarantor does not substitute collateral therefore as provided in Article VII 3 hereof.

	11. Suspicion of Default. Lender shall reasonably suspect the occurrence of one or more of the above-mentioned Events of Default and Borrower or Guarantor, or both, within forty-five (45) days of a written request by Lender, shall fail to provide evidence reasonably satisfactory to Lender that such event or events of default have not in fact occurred.

	12. Encroachment of Improvements. The Improvements shall encroach upon any street or road setback or easement or upon any adjoining property which materially affects the use of the Property for its intended purpose hereunder, unless such encroachment is listed as an exception to title in a title policy accepted by Lender pursuant to Article II B.l. with respect to the affected Parcel or shown on the surveys delivered to and accepted by Lender; or the Improvements shall violate any ordinance, regulation, rule or direction of any federal or state agency, or of any governmental or quasi-governmental authority, or any zoning setback lines, or if any permit license shall be conditional in nature and Borrower or Guarantor shall fail to punctually satisfy the conditions so as to prevent is invalidity.

	13. Violation or Breach of Agreement Affecting Title. If Borrower or Guarantor shall cause or permit a violation or breach in any agreement, covenant or restriction affecting title to the Property, including but not limited to matters appearing as permitted exceptions in the title insurance policies insuring the Mortgages.

	14. Liens or Encumbrances. Borrower or Guarantor grants, suffers or permits any mortgage, deed of trust, lien, encumbrance, or security interest to arise or attach to any of the Property; or any judgment is entered against borrower or Guarantor with respect to the Property that is not satisfied or appealed within thirty (30) days.

	15. Borrower or Guarantor as Guarantor. Except for indebtedness of any employee benefit plans, the Borrower or Guarantor shall guaranty, endorse, or otherwise become surety for or upon the obligation of any person, firm, or corporation, unless such entity is a Subsidiary of Borrower and the financial reports and tax return of such Subsidiary is reported in accordance with generally accepted accounting principles on Borrower's consolidated financial statements and tax returns.

	16. Merger or Substantial Sale of Assets. The Borrower or Guarantor shall enter into any merger or consolidation, other than in accordance with
Article IV 14 hereof, or sell, lease, transfer, or otherwise dispose of all or a substantial part of its assets (except in the ordinary course of business), whether now owned or hereafter acquired; or change its name or any name in which it does business; or move its principal place of business without giving written notice thereof to Lender at least thirty (30) days prior thereto.

	17. Distribution of Cash or Property to Shareholders. Except for (i) the payment of dividends (in cash or stock) in the normal course of business, and as permitted by Article IV 13(g), and (ii) reasonable contributions to employee benefit plans, the Borrower or Guarantor makes any distribution of cash or property to its shareholders or owners or permits the withdrawal of any assets from Borrower's or Guarantor's business.

	18. Loss, Damage or Destruction of Property. Any substantial part of the inventory, equipment, or other property of the Borrower, real or personal, tangible or intangible, is damaged or destroyed and the damage or destruction is not covered by collectible insurance.

	19. Validity. The Restated Loan Agreement, the Note or any of the Loan Documents or Original Loan Documents shall, at any time after their respective execution and delivery, and for any reason other than the repayment of the Loan or voluntary release by Lender, cease to be in full force and effect or shall be declared null and void, or be revoked or terminated, or the validity or enforceability thereof shall be contested by the Borrower or Guarantor or any shareholder of the Borrower or Guarantor, or the Borrower or Guarantor shall deny that it has any further liability or obligation thereunder.

                              				 ARTICLE VI.
                       			     REMEDIES OF LENDER

	Upon the occurrence of any one or more of the events of default set out in Article V hereof, Lender shall, at its option, be entitled, in addition to and not in lieu of the remedies provided for in the Note, the Mortgages, or other Loan Documents, to proceed to exercise any of the following remedies:

	1. Default Constitutes Default Under Loan Documents. Borrower and Guarantor agree that the occurrence of an Event of Default shall constitute a default under each of the Loan Documents, thereby entitling Lender (i) to exercise any of the various remedies therein provided, including the acceleration of the indebtedness evidenced by the Note and the foreclosure of any of the Mortgages and (ii) cumulatively to exercise all other rights, options and privileges provided by law or in equity.

	2. Possession Under Default. To the fullest extent permitted by applicable law, to take immediate possession of all real property, equipment, inventory, fixtures, and any or all other collateral securing the Loan, whether now owned or hereafter acquired, without notice, demand, presentment, or resort to legal process, and, for those purposes, to enter any premises where any of the collateral is located and remove the collateral therefrom or render it unusable.

	3. Repairs Under Default. To make any repairs to the Property which Lender deems necessary or desirable for the purposes of sale.

	4. Rights of Set Off. To exercise any and all rights of set-off which Lender may have against any account, fund, or property of any kind, tangible or intangible, belonging to Borrower or Guarantor which shall be in Lender's possession or under its control.

	5. Right to Cure. To cure such defaults, with the result that all costs and expenses incurred or paid by Lender in effecting such cure shall be additional charges on the Loan which bear interest at the interest rate of the Loan and are payable upon demand.

                            				 ARTICLE VII.
                    			      GENERAL CONDITIONS

	1. Expenses.

	(a) Borrower shall be responsible and liable for, and shall hold Lender harmless from, and shall pay:

		(i) all costs and expenses incurred in connection with the Loan (pre- and post-closing), including, but not limited to: Title and other insurance premiums; surveys; appraisals; brokerage commissions and claims of brokerage; property, sales, documentary stamp and intangible taxes; construction consultants' fees; attorneys' fees; hazardous substance report costs; and recording charges; and

		(ii) On a post-closing basis, Borrower shall pay directly or reimburse Lender for any such costs and expenses, including, but not limited to, consultant's and attorney's fees for which invoices were not available at the Loan Closing, or which are incurred subsequent to the Loan Closing. The obligations of this paragraph shall be secured by the Loan Documents.

	(b) Borrower agrees to pay any and all documentary, intangible stamp, excise or other taxes or fees, now or after payable in respect to the Loan, this Restated Loan Agreement or other Loan Documents or any modifications thereof, and indemnify and hold the Lender harmless with respect thereto. Should Borrower fail to pay any such expenses within ten (10) days of notice thereof from Lender, the Borrower further agrees that the Lender may pay such expenses and add to the principal balance of the Loan the amount of any such documentary, intangible stamp, excise or other taxes or fees advanced by Lender with respect to the Loan or the Loan Documents, the decision of the Lender as to the amount thereof to be conclusive, absent manifest error. Further, Borrower gives the Lender the authority to debit its accounts maintained with the Lender for any principal, interest, fees or other amounts for which the Borrower is liable for under this Paragraph 2.

	2. Additional Property/Valuation of Collateral.

	(a) For the purposes of Article IV6 and 12 hereof if, in Lender's sole opinion, after review by Lender's in-house appraisers, the value of the Property then encumbered by the Mortgage and Loan Documents does not represent at least one hundred thirty-three and 33/100 percent (133.33) of the total aggregate principal balance of the Note and, if applicable, have at least the Debt Service Coverage Ratio then required by Article IV 12, then Lender may give Borrower written notice thereof, after which the Borrower must within five (5) days of receipt of such notice either (i) reduce the outstanding principal balance of the Note so that Lender's valuation of the Property is equal to at least one hundred thirty-three and 33/100 percent (133.33%) of the reduced aggregate principal balance of the Note and, if applicable, so that the Property has at least the Debt Service Coverage Ratio then required by Article IV 12, or (ii) elect to provide additional real property and improvements (the "Additional Property") to secure the Note so that the aggregate value of the Property encumbered by the Mortgage and other Loan Documents, after reasonable adjustment by the Lender in-house valuation, is equal to at least one hundred thirty three and 33/100 percent (133.33%) of the outstanding aggregate principal amount of the Note, and, if applicable, so that the Property has at least the Debt Service Coverage Ratio then required by
Article IV 12.

	(b) In the event Borrower elects to utilize the method described in option (ii) hereinabove, it shall give written notice to Lender of its election to do so within the said five (5) day period specifying the Additional Property proposed as collateral for the Loan. Such notice shall be accompanied by the Appraisal of the Additional Property meeting the requirements of Article IV 17 hereof together with all information pertaining thereto as otherwise required by the Commitment and this Restated Loan Agreement. Such Additional Property shall be subject to the approval of Lender in its sole and absolute discretion and must meet all of the criteria for the Property set forth in this Restated Loan Agreement. If such Additional Property is acceptable to Lender then, within thirty (30) days from the date of notice from Lender accepting such Additional Property, Borrower shall cause the Additional Property to be encumbered by the Mortgage and other Loan Documents in accordance with the terms hereof. If the Additional Property is not acceptable to Lender or is not for any reason whatsoever encumbered by the Mortgage and other Loan Documents within the 30-day period in a manner acceptable to Lender, then Borrower shall reduce the aggregate outstanding principal balance of the Note in accordance with Option (i), above, at the end of the 30-day period. If Borrower fails to elect to provide Additional Property as collateral or makes such election, but fails to provide information required at the time of such election, then Borrower shall be deemed to have elected Option (i) above. No grace period shall be allowed with respect to the Borrower's compliance with the requirements hereof. The submission and encumbrance of Additional Property to Lender pursuant to this subparagraph shall not give rise to a default under
Article IV, Section 13(f) hereof.

	3. Substitution of Property.

	(a) Except as provided in Article VII(4)(b), below, neither Borrower nor Guarantor shall not be entitled to a release of any of the Property from the lien and encumbrance of the Mortgage and other Loan Documents until such time as the entire outstanding principal balance of the Note, together with all accrued and unpaid interest thereon and such other sums as may be due under the terms of the Mortgage and other Loan Documents or the Commitment or this Restated Loan Agreement, have been paid in full. The Borrower shall not be entitled to substitute collateral as provided in Article VII, Section
(4)(b) if Borrower is in default under the Note or any of the Mortgages and other Loan Documents.

	(b) The Borrower shall have the right to release any of the Property by substituting additional real property and improvements in lieu thereof, which substitute property must be satisfactory to Lender in its sole and absolute discretion. In addition to Lender's approval, any substitute real property and improvements must meet the following criteria: (a) the proposed substitute property will have improved, completed and occupied office buildings thereon, (b) the aggregate value of the Property, inclusive of the proposed substitute property, but exclusive of the portion of the Property proposed to be released, as determined by an in-house Lender valuation, shall be equal to at least One Hundred Thirty-Three and 33/100 Percent (133.33%) of the aggregate principal amount of the Note; (c) the Land and Improvements on the proposed substitute property must be free and clear of all liens and encumbrances; (d) the Property, inclusive of the proposed substitute property, but exclusive of the portion of the Property proposed by Borrower to be released, must have at least the Debt Service Coverage Ratio then required by
Article IV 12 hereof; and (f) all matters related to the Improvements including, but not limited to, building age, building condition, compliance with American Disabilities Act, results of inspections, the percentage lease turnover, the terms and conditions of leases and other related matters must be acceptable to Lender in its sole and absolute discretion. Any request to substitute real property and improvements shall be accompanied by an Appraisal meeting the requirements of Article IV 17. In the event Borrower or Guarantor desires to substitute such real property and improvements, the Borrower or Guarantor must deliver written notice of its election to do so, together with all other documents and information required by the Commitment and this Restated Loan Agreement to be submitted in connection with the Property, and any other information reasonably requested by Lender.

	4. Extension Option. Borrower shall have the option to extend the Maturity Date of December 15, 1998 to December 15, 2000, if the Conditions Precedent, as hereinafter defined, are satisfied as of the date of such election and as of the Maturity Date. In order to exercise the Extension Option for the Option Period, Borrower must have satisfied the following conditions precedent (the "Conditions Precedent"):

		(i) No Event of Default exists, nor does any situation exist which with notice or passage of time would constitute an Event of Default under any of the Note, the Mortgages, the Restated Loan Agreement, the Loan Documents, or the Original Loan Agreement and Original Loan Documents, except as modified by the Loan Documents;

		(ii) Borrower shall provide written notice to Lender of Borrower's intention to extend the Loan term through the Option Period, which notice shall be given no earlier than ninety (90) days nor later than thirty (30) days prior to the Maturity Date; and

		(iii) Borrower shall have made the principal reduction required by Article IV. 13 (i).

		(iv) Borrower shall have a Consolidated Total Liabilities to Consolidated Net Worth ratio of no more than 1.0:1.

                          				ARTICLE VIII.
                          				MISCELLANEOUS

	1. Notices To All Parties. All notices, statements, requests and demands given to or made upon any party hereto in accordance with the provisions of this Restated Loan Agreement shall be deemed to have been given or made when hand delivered or received in if deposited in the United States Mail, certified mails, return receipt requested, proper postage prepaid, addressed to such party at the address or addresses hereinabove stated following the names of the respective parties, or to a different address in accordance with any unrevoked written direction from such party to the other parties hereto, except in cases herein where it is expressly provided that such notice, request or demand shall not be effective until received by the party to whom it is intended.

	2. No Partnership or Joint Venture. Nothing herein nor the acts of the parties hereto shall be construed to create a partnership or joint venture between Borrower and/or Guarantor or Lender, nor a fiduciary relationship on behalf of any third-party beneficiaries, and the parties hereby acknowledge that no such relationship exists between them.

	3. Usury. It is the intent of Borrower, Guarantor and Lender and all other parties to this Note, the Mortgage and the Loan Documents to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between Borrower, Guarantor and Lender (or any other party liable with respect to any indebtedness under this Note, the Mortgage, the Guaranty, or under the Loan Documents) are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, chargeable, or received under this Note, the Guaranty or Loan Document or otherwise, exceed the maximum nonusurious amount permitted by applicable law (the "Maximum Amount"). If, from any possible construction of any document, interest would otherwise be payable in excess of the Maximum Amount, any such construction shall be subject to the provisions of this paragraph and such document shall ipso facto be automatically reformed and the interest payable shall be automatically reduced to the Maximum Amount, without the necessity of execution of any amendment or new document. If Lender shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the Maximum Amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing under the Note, Guaranty or Loan Document in the inverse order of its maturity and not to the payment of interest, or refunded to Borrower or Guarantor or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. The right to accelerate maturity of the Note or any other indebtedness due in connection with the Mortgage, the Guaranty or Loan Documents does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Lender does not intend to charge or receive any unearned interest in the event of acceleration. All interest paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the Maximum Amount.

	4. Time. Time is of the essence in connection with Borrower's and Guarantor's performance under this Restated Loan Agreement and all Loan Documents.

	5. Waiver. No waiver of any term, provision, condition, covenant or agreement herein contained shall be effective unless set forth in writing and signed by Lender, and any such waiver shall be effective only to the extent set forth in such writing. No failure by Lender to exercise or delay by Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any right or remedy provided by law. No notice or demand on Borrower or Guarantor in any case shall, in itself, entitle Borrower or Guarantor to any other or further action in any circumstances without notice or demand.

	6. Rights of Third Parties. All conditions of Lender's obligations hereunder, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other person shall have standing to require satisfaction of such conditions in accordance with their terms and no other person, under any circumstances, shall be deemed to be a beneficiary of such conditions, any and all of which Lender may freely waive in whole or in part at any time if in its sole discretion, it deems it desirable to do so.

	7. Evidence of Satisfaction of Conditions. Any condition of this Restated Loan Agreement which requires the submission of evidence of the existence or nonexistence of a specified fact or facts implies as a condition the existence or nonexistence, as the case may be, of such fact or facts, and Lender shall at all times be free independently to establish to its satisfaction and in its absolute discretion such existence or nonexistence.

	8. Assignment. Lender shall have the unconditional right to assign all or any part of its interest hereunder to any third parties, but Borrower may not assign this Restated Loan Agreement or any of its rights or obligations hereunder without Lender's prior written consent.

	9. Successors and Assigns Included in Parties. Whenever in this Restated Loan Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors and assigns of such parties shall be included, and all covenants and agreements contained in this Restated Loan Agreement by or on behalf of the Borrower or by or on behalf of Lender shall bind and inure to the benefit of their respective heirs, legal representatives, successors and assigns whether so expressed or not.

	10. Headings. The headings of the sections, paragraphs and subdivisions of this Restated Loan Agreement are for the convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect any of the terms hereof.

	11. Invalid Provisions to Affect No Others. If fulfillment of any provision hereof or any transaction related hereto at The time performance of such provisions shall be due shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision herein operates or would prospectively operate to invalidate this Restated Loan Agreement in whole or in part, then such clause or provision shall be considered as not included herein, and the remainder of this Restated Loan Agreement shall remain operative and in full force and effect.

	12. Number and Gender. Whenever the singular or plural number or the masculine, feminine or neuter gender is used herein, it shall equally include the other.

	13. Amendments. Neither this Restated Loan Agreement nor any provisions hereof may be changed waived, discharged or terminated orally, but only be written instrument signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

	14. Governing Law. The Borrower, Guarantor and Lender agree that this Restated Loan Agreement and the Loan Documents with the exception of the Mortgages and Extension Agreements shall be governed by and construed according to the laws of the State of Florida and that the foregoing election of choice of law is a material part of this Loan and has been made with advice of counsel.

	15. Litigation. In the event of any litigation between the parties concerning this Restated Loan Agreement or any other Loan Documents, the prevailing party shall be entitled to costs and reasonable attorneys' fees through and including all bankruptcy proceedings and all appeals.

	16. Anti-Coercion Notice. The insurance laws of the State of Florida provide that Lender may not require Borrower to take insurance through any particular insurance agent or company to insure the Premises. Borrower, subject to the rules adopted by the Florida Insurance Commissioner, has the right to have insurance placed with an insurance agent or company of Borrower's choice, provided the company meets Lender's requirements. Lender has the right to designate reasonable financial requirements as to the company and the adequacy of the insurance coverage.

	17. Assignment to other lender. The Lender agrees that upon the written request and at the direction of the Borrower, the Lender will assign, without recourse, the Mortgage, the Note, and the Loan Documents to such lender as may be reasonably designated by the Borrower, all at no cost or expense to the Lender and on such other terms as are satisfactory to Lender; provided that the Lender first receives from such lender payment equal to the entire outstanding principal balance of the Note, together with all accrued interest thereon to the date of payment, and all other costs and expenses due under the Note, this Restated Loan Agreement or any other Loan Document.

	18. Title Insurance Allocation. The parties hereto acknowledge and agree that value allocations have been made by Lender for title insurance purposes only.

	19. Event of Conflict. In the event of a conflict between the terms and provisions of this Restated Loan Agreement, the Commitment or the other Loan Documents, the terms of this Restated Loan Agreement shall control, except as to the Hazardous Substance Certificate and Indemnification Agreement.

	20. Waiver of Trial by Jury BY ACCEPTANCE HEREOF, BORROWER AND GUARANTORS AGREE THAT NEITHER BORROWER NOR GUARANTORS, NOR ANY ASSIGNEE, SUCCESSOR, OR LEGAL REPRESENTATIVE OF BORROWERS OR GUARANTORS (ALL OF WHOM
ARE HEREINAFTER REFERRED TO AS THE "PARTIES") SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THE NOTE, THE ORIGINAL LOAN DOCUMENTS, THE MORTGAGES, THE GUARANTY, THE RESTATED LOAN AGREEMENT, THE OTHER LOAN DOCUMENTS, OR ANY INSTRUMENT EVIDENCING, SECURING, OR RELATING TO THE INDEBTEDNESS AND OTHER OBLIGATIONS EVIDENCED THEREBY OR HEREBY, ANY RELATED AGREEMENT OR INSTRUMENT, ANY OTHER COLLATERAL FOR THE INDEBTEDNESS EVIDENCED THEREBY OR HEREBY OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG THE PARTIES, OR ANY OF THEM. NONE OF THE PARTIES WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY NEGOTIATED BY THE PARTIES WITH BANK, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. BANK HAS IN NO WAY AGREED WITH OR REPRESENTED TO ANY OF THE PARTIES THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

					BORROWER:

ATTEST:                                 KOGER EQUITY, INC.

By: James L. Stephens                   By: Victor A. Hughes, Jr.
    James L. Stephens                       Victor A. Hughes, Jr.
    Its: Assistant Secretary                Its: Senior Vice President

    (CORPORATE SEAL)

                                   					LENDER:

                                   					NATIONSBANK OF FLORIDA, N.A.

Susan B. Holtray                        By: Robert Kraich
                                            Robert W. Kraich,
                                   					    Its: Senior Vice President

                 		   EXHIBIT "A" TO RESTATED LOAN AGREEMENT

                		       SECOND RENEWAL PROMISSORY NOTE

                            				  Executed as of December 21, 1993, effective
                                                 							  As of April 1, 1993
$27,625,000.00

                                                 							Boston, Massachusetts

	FOR VALUE RECEIVED, the undersigned, KOGER EQUITY, INC., a Florida corporation, for itself and as successor by merger to each of (i) KOGER EQUITY OF SOUTH CAROLINA, INC., a South Carolina corporation; (ii) KOGER EQUITY OF GEORGIA, INC., a Georgia corporation; (iii) KOGER EQUITY OF NORTH CAROLINA, INC., a North Carolina corporation; (iv) KOGER EQUITY OF TENNESSEE, INC., a Tennessee corporation (those corporations referred to in (i) through (iv) are referred to collectively, the "Maker"), and (v) the Guarantors (as hereinafter defined) hereby unconditionally promises to pay to the order of NATIONSBANK OF FLORIDA, N.A., a national banking association, as successor to NCNB National Bank of Florida, a national banking association, its successors or assigns ("Lender"), at 750 South Orlando Avenue, Winter Park, Florida 32789,
Attention: Loan Administration, or at such other place which is not located in Texas, Oklahoma, or Georgia as may be designated in writing by Lender, the principal sum of TWENTY-SEVEN MILLION SIX HUNDRED TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($27,625,000.00), or such lesser amount as shall equal the aggregate unpaid principal amount of the loan (the "Loan") made and renewed by the Lender to the Maker under the Restated Loan Agreement, hereinafter defined, in lawful money of the United States of America and in immediately available funds, together with interest on the unpaid principal amount of the Loan, at the Interest Rate, hereinafter defined, at such office, in like money and funds, until the Loan shall be paid in full.

	From and after April 1, 1993 through the date of execution hereof the Loan has borne interest at the Prime Rate (hereinafter defined) pursuant to letter agreements between Maker and Lender dated April 30, 1993 and as of October 15, 1993 (the "Letter Agreements"). As of the date of execution hereof, all payments of principal and interest required by the original note dated March 15, 1991, in the original principal amount of $30,000,000.00 from Maker to Lender, as renewed by that certain Renewal Promissory Note dated as of January 15, 1992, in the or iginal principal amount of $29,000,000.00 from Maker to Lender, as modified by the Letter Agreements, have been made.



NOTE: This Second Renewal Promissory Note renews, amends and restates in its entirety without enlargement that certain Renewal Promissory Note dated as of January 15, 1992, in the original principal amount of $29,000,000.00 from Maker to Lender.

	From and after the date of execution hereof, regardless of the effective date hereof, interest (the "Interest Rate") shall accrue on the principal balance from time to time outstanding hereunder at a variable rate per annum equal to the Prime Rate (as hereinafter defined), plus one-half of one percent (0.50%) per annum. For purposes hereof, "Prime Rate" means the fluctuating rate of interest per annum established by NationsBank in Tampa, Florida as its prime lending rate in effect from time to time, whether or not such rate shall be otherwise published. Such Prime Rate is established by NationsBank as an index or base rate and may or may not at any time be the best or lowest rate of interest offered by NationsBank. Maker's Interest Rate shall change each time the Prime Rate changes. The Prime Rate of NationsBank is only a benchmark, is purely discretionary, and is not necessarily the lowest or best rate charged any borrowing customer of Lender. On the date of execution hereof, there shall be due and Maker shall pay all accrued interest, principal, late fees, and penalties, if any, due from November 15, 1993 under the Letter Agreements through the date of execution and delivery hereof.

	Commencing on January 15, 1994, and continuing on the same day of each month thereafter until the Maturity Date (as hereinafter defined) of the Loan payments of principal shall be payable in the amounts set forth below, as follows:
						   Principal Payment Amount
	    Due Date                                      And Frequency
(a)   January 15, 1994 through                     $56,250.00        Monthly
      December 15, 1994, inclusive

(b)   January 15, 1995 through                     $60,416.67        Monthly
      December 15, 1995, inclusive

(c)   January 15, 1596 through                     $62,500.00        Monthly
      December 15, 1996, inclusive

(d)   January 15, 1997 through                     A principal amount month-
      November 15, 1998, and                       ly equal to the principal
      thereafter monthly during                    amount outstanding after
      the Option Period, as                        payment of (i) the thir-
      hereinafter defined, if                      ty-six (36) principal
      applicable.                                  installments required
                                          						   hereinabove from January
                                          						   15, 1994 through December
						                                             15, 1996, (ii) and all
                                          						   other payments required
                                          						   and by the Restated Loan
                                          						   Agreement; divided by
                                          						   three hundred (300).

	Accrued interest at the Interest Rate shall be payable on the same day as each principal payment is due and in addition thereto.

	The outstanding principal balance and all accrued but unpaid interest shall be due and payable on December 21, 1998 the ("Maturity Date"). Provided no default or event of default exists under the Loan, or conditions exist which with notice or passage of time would constitute a default or event of default under the Loan, and Maker has satisfied all Conditions Precedent (defined in Article VII, paragraph 4, Extension option, of the Restated Loan Agreement) as herein required, then Maker, at its option, may extend the Maturity Date of the Loan once for an extension of two (2) years (the "Option Period") as provided in Article VII, paragraph 4, Extension Option, of the Restated Loan Agreement. If extended by the Option Period, the definition of the Maturity Date shall automatically be redefined in such event to include the term of the Option Period.

	This Second Renewal Note renews and amends in its entirety the Note and shall hereafter be construed as the Note referred to in the loan agreement dated March 15, 1991, as restated in its entirety coincident herewith, between the Maker and the Lender (the "Restated Loan Agreement") and together with the original Note evidences the Loan made and renewed by the Lender thereunder. Capitalized terms used in this Second Renewal Note and not otherwise defined herein have the respective meanings assigned to them in the Restated Loan Agreement.

	Notwithstanding any provision contained herein to the contrary, the Lender may, in accordance with and subject to the terms and conditions of
Article IV 6 and Article IV 12 of the Restated Loan Agreement, require that the Maker reduce a portion of the outstanding principal balance of this Second Renewal Note prior to the Maturity Date.

	This Second Renewal Note may be prepaid in part or in full at any time without premium, penalty or notice.

	Interest hereunder shall be computed on the basis of a 360-day year for the actual number of days in the interest period.

	This Second Renewal Note is guaranteed by an Unconditional, Unlimited and Continuing Guaranty dated March 15, l991, (the "Guaranty"), executed by Koger Equity of Texas, Inc. and Koger Equity of Oklahoma, Inc., (jointly and severally, the "Guarantors") as affirmed and ratified this date by Koger Equity, Inc., as successor (by reason of the Statutory Mergers and Reorganization Merger) to each of the Guarantors, which Guaranty is secured by deeds of trust, mortgages and security agreements executed by Guarantors in favor of Lender, which deeds of trust, mortgages and security agreements constitute liens on certain real and personal property in Bexar, El Paso and Travis Counties, Texas and Tulsa County, Oklahoma, respectively, of which
Koger Equity, Inc., as successor by merger to each of Guarantors is the fee simple owner. This Second Renewal Note is further secured by a deed to secure debt executed by Koger Equity of Georgia, Inc. (the foregoing deeds of trust, deed to secure debt, mortgages and security agreements, as modified and extended from time to time, are hereinafter collectively referred to as the "Mortgages" and individually referred to as "a Mortgage"). Reference is hereby made to the Restated Loan Agreement and the Mortgages for a description of Events of Default and rights of acceleration of the Maturity Date in the event of default. It is expressly agreed that all of the covenants, conditions, and agreements contained in the Restated Loan Agreement are made a part of this Second Renewal Note and shall control the interpretation and enforcement of this Second Renewal Note.

	It is agreed hereby that (i) if default be made in the payment of any amount required to be paid to Lender, as above provided, or (ii) if an Event of Default as defined in Article V of the Restated Loan Agreement, shall occur, or (iii) a default be made in the performance of, or compliance with, any of the covenants and conditions of the Guaranty or the Mortgages then, in any or all such events, the entire outstanding amount of principal of this Second Renewal Note, with all interest then accrued and unpaid, shall at the option of Lender and without notice (the Maker hereby expressly waives notice of such default) become immediately due and payable, time being of the essence.

	Payment of this obligation is further secured by various assignments and other instruments in favor of Lender. (All such assignments and instruments from time to time securing payment of all or any portion of this Second
Renewal Note are called the "Other Loan Documents.") Upon the occurrence of any event of default specified in the Other Loan Documents then, at Lender's option, the entire outstanding principal balance of this Second Renewal Note, together with accrued and unpaid interest, shall become immediately due and payable.

	The Maker agrees to pay all costs of collection incurred in enforcing this Second Renewal Note, including reasonable attorneys' fees and those costs and attorneys' fees incurred by Lender in any appellate proceedings.

	Each maker, endorser and guarantor or any person, firm or corporation becoming liable under this Second Renewal Note hereby consents to any extensions or renewals of this Second Renewal Note or any part thereof, without notice, and agrees that they will remain liable under this Second Renewal Note during any extensions or renewals thereof, until the debts represented hereby are paid in full.

	Provided Lender has not exercised its right to accelerate this Second Renewal Note as herein provided, in the event any payment required under this Second Renewal Note or the Restated Loan Agreement is not received by Lender when said payment is due, Maker shall pay Lender a late charge of four percent (4%) of the payment not so received, the parties agreeing that said charge is a fair and reasonable charge for the late payment and shall not be deemed a penalty or as compounding interest.

	In the event Lender accelerates this Second Renewal Note as herein provided, then the entire unpaid principal balance of this Second Renewal Note, together with all interest accrued and unpaid at the time of such acceleration, shall bear interest at the lesser of (i) the maximum rate permitted under applicable law, or (ii) twenty percent (20%) per annum (the "Default Rate").

	It is the intent of Maker and Lender and all other parties to this Second Renewal Note, the Restated Loan Agreement, the Guaranty, the Mortgages and the Other Loan Documents to conform to, and contract in strict compliance with, the applicable usury law from time to time in effect. All agreements between Maker and Lender (or any other party liable with respect to any indebtedness under this Second Renewal Note, the Restated Loan Agreement, the Guaranty, the Mortgages or under the Other Loan Documents) are hereby limited by the provisions of his paragraph which shall override and control all such agreements, whether now existing or hereafter arising. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, chargeable, or received under this Second Renewal Note, the Restated Loan Agreement, the Guaranty, the Mortgages, or any Other Loan Document or otherwise, exceed the maximum nonusurious amount permitted by applicable law (the "Maximum Amount"). If, from any possible construction of any document, interest would otherwise be payable in excess of the Maximum Amount, any such construction shall be subject to the provisions of this paragraph and such document shall ipso facto be automatically reformed and the interest payable shall be automatically reduced to the Maximum Amount, without the necessity of execution of any amendment or new document. If Lender shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the Maximum Amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be refunded to Maker or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. The right to accelerate maturity of this Second Renewal Note or any other indebtedness due hereunder or in connection with the Restated Loan Agreement, the Guaranty, the Mortgages or Other Loan Documents does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Lender does not intend to charge or receive any unearned interest in the event of acceleration. All interest paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of such indebtedness so that the amount of interest on account of such indebtedness does not exceed the Maximum Amount. By operation of Section 687.12, Florida Statutes (1993), the interest rate charged under this Second Renewal Note is authorized by Chapter 665, Florida Statutes (1993) and applicable federal law.

	All entities or persons now or at any time liable for payment of this Second Renewal Note hereby waive presentment, demand, protest, notice of protest and dishonor, acceleration and notice of intent to accelerate this Second Renewal Note. The Maker expressly consents to any extensions or renewals, in whole or in part, and all delays in time of payment or other performance which Lender may grant at any time and from time to time without limitation and without any notice or further consent of the undersigned.

	The remedies of Lender as provided herein, or in the Restated Loan Agreement, the Guaranty, the Mortgages or the Other Loan Documents shall be cumulative and concurrent and may be pursued singularly, successively or together, at the sole discretion of Lender, and may be exercised as often as the occasion therefor shall arise.

	This Second Renewal Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

	Notwithstanding the location where this Second Renewal Note has been executed and delivered, or the location of the real and personal property which is encumbered by the Mortgages, the Maker and Lender hereby agree that the terms of this Second Renewal Note shall be governed and construed in accordance with the internal laws and judicial decisions of the State of Florida.

	BY EXECUTION AND ACCEPTANCE HEREOF, THE UNDERSIGNED MAKER AND LENDER, RESPECTIVELY, AGREE THAT NEITHER MAKER OR LENDER, NOR ANY ASSIGNEE, SUCCESSOR, HEIR, OR LEGAL REPRESENTATIVE OF MAKER OR LENDER (ALL OF WHOM ARE HEREINAFTER REFERRED TO AS THE "PARTIES") SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION OR\PROCEDURE BASED UPON OR ARISING OUT OF THIS SECOND RENEWAL NOTE OR ANY INSTRUMENT EVIDENCING, SECURING, OR RELATING TO THE INDEBTEDNESS AND OTHER OBLIGATIONS EVIDENCED HEREBY, ANY RELATED AGREEMENT OR INSTRUMENT, ANY OTHER COLLATERAL FOR THE INDEBTEDNESS EVIDENCED HEREBY OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG THE PARTIES, OR ANY OF THEM. NONE OF THE PARTIES WILL SEEK TO CONSOLIDATE ANY
SUCH OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY NEGOTIATED BY THE PARTIES WITH LENDER, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. LENDER HAS IN NO WAY AGREED
WITH OR REPRESENTED TO ANY OF THE PARTIES THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

	IN WITNESS WHEREOF, the undersigned has executed this Second Renewal Promissory Note on the date specified above.

ATTEST:                                 KOGER EQUITY, INC.

By:                                     By:
Name:                                   Name: Irvin H. Davis
Title:                                  Title: President

(CORPORATE SEAL)                        Maker's Address:
                                   					3986 Boulevard Center Drive
					                                   Suite 101
                                   					Jacksonville, FL 32207

                                   					Taxpayer I.D. Number 59-2898045